Exhibit (e)(25)

AMENDED SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

DIRECTED SERVICES LLC

AND

CLEARBRIDGE ADVISORS, LLC

PORTFOLIOS

ING Legg Mason Partners Aggressive Growth Portfolio

AMENDED APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

DIRECTED SERVICES LLC

AND

CLEARBRIDGE ADVISORS, LLC

Portfolios	Annual Sub-Adviser Fee (as a percentage of average daily net assets)

ING Legg Mason Partners Aggressive Growth Portfolio
0.35% on combined assets of these Portfolios
below $500 million;
0.30% on combined assets of these Portfolios
from $500 million to $2 billion;
0.25% on combined assets of these Portfolios
in excess of $2 billion